                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Encompass Services Corporation:

   We consent to the use of our report dated February 19, 2002 except as to
Note 17, which is as of June 28, 2002, with respect to the consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of operations, shareholders' equity and other comprehensive income and cash flows for the years then ended, which report appears in Encompass Services Corporation's Annual Report on Form 10-K/A dated July 1, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for derivative instruments and hedging activities.

KPMG LLP

Houston, Texas

September 11, 2002